Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Wesbanco, Inc of our report dated February 28, 2024, relating to the consolidated statements of financial condition of Premier Financial Corp. as of December 31, 2023 and 2022, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2023 and the effectiveness of internal control over financial reporting as of December 31, 2023, which is included in Exhibit 99.1 of the Current Report on Form 8-K filed by Wesbanco, Inc on September 13, 2024, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP
Crowe LLP

Cleveland, Ohio

September 13, 2024